                                                                    EXHIBIT 10.8

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
                REDACTED AND MARKED WITH ASTERISKS (**). THE NON-
               REDACTED VERSION OF THIS DOCUMENT HAS BEEN SENT TO
               THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
                   AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                             COLLABORATION AGREEMENT
                                     BETWEEN
                           HUMAN GENOME SCIENCES, INC.
                                       AND
                      PRAECIS PHARMACEUTICALS INCORPORATED

                                JANUARY 31, 2000

                                TABLE OF CONTENTS

DEFINITIONS.................................................................  3

GRANTS AND COVENANTS........................................................ 12

DRUG DISCOVERY EFFORTS...................................................... 14

MILESTONES, ROYALTIES AND CERTAIN OTHER PAYMENTS............................ 29

CONFIDENTIALITY............................................................. 33

OWNERSHIP; PATENT PROSECUTION AND LITIGATION................................ 36

STATEMENTS AND REMITTANCES.................................................. 43

TERM AND TERMINATION........................................................ 46

WARRANTIES AND REPRESENTATIONS.............................................. 50

INDEMNIFICATION; INSURANCE.................................................. 53

FORCE MAJEURE............................................................... 58

DISPUTE RESOLUTION.......................................................... 58

SEPARABILITY................................................................ 61

ENTIRE AGREEMENT............................................................ 61

NOTICES..................................................................... 62

ASSIGNMENT.................................................................. 63

COUNTERPARTS................................................................ 64

WAIVER...................................................................... 64

INDEPENDENT RELATIONSHIP.................................................... 65


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                             COLLABORATION AGREEMENT

This Agreement ("Agreement"), dated as of the 31st of January 2000 (the "Effective Date"), is entered into by Human Genome Sciences, Inc. ("HGS"), a Delaware corporation, having a place of business at 9410 Key West Avenue, Rockville, Maryland 20850, and Praecis Pharmaceuticals Incorporated, a Delaware corporation, having a place of business at One Hampshire Street, Cambridge, Massachusetts 02139 ("PPI").

1. DEFINITIONS

1.1 "ANNUAL BUDGET" has the meaning set forth in Paragraph 3.8.

1.2 "AFFILIATES" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.

1.3 "**" shall mean the ** (**) ** described in the international patent application **.


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

1.4 "**" shall mean the ** (**) ** described in international patent application
**.

1.5 "COST OF GOODS" shall mean the sum of the actual direct and indirect costs for active and other ingredients, supplies, material, and labor and an allocated portion of overheads, incurred in manufacturing a PRODUCT, as determined in accordance with Generally Accepted Accounting Principles in the United States.

1.6 "COST SHARING DEVELOPMENT PERIOD" shall have the meaning set forth in Paragraph 3.8.

1.7 "COST SHARING DEVELOPMENT PERIOD REIMBURSEMENT STATEMENT" has the meaning set forth in Paragraph 3.8.

1.8 "DEVELOPMENT PLAN" has the meaning set forth in Paragraph 3.8.

1.9 "FIELD" shall mean the treatment and/or prevention of a disease or disorder in humans through the use of a SMALL MOLECULE DRUG directed against a RESEARCH TARGET.

1.10 "HGS PATENT(S)" shall mean all patents and patent applications to the extent that they claim HGS TECHNOLOGY or RESEARCH TECHNOLOGY, which are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses. Included within the definition of HGS PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues,


                                       4
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renewals, registrations, confirmations, re-examinations or extensions, and any provisional applications thereof and all related SPCs.

1.11 "HGS/PPI PRODUCT" shall mean a SB NON-PARTICIPATING PRODUCT as to which
(i) PPI has exercised the PPI CONTINUED PARTICIPATION OPTION and not made on OPT-OUT ELECTION and (ii) HGS has not made an OPT-OUT ELECTION.

1.12 "HGS/PPI PRODUCT REIMBURSEMENT STATEMENT" has the meaning set forth in Paragraph 3.13.

1.13 "HGS PRODUCT" shall mean a SB NON-PARTICIPATING PRODUCT as to which (i) PPI has not exercised the PPI CONTINUED PARTICIPATION OPTION or has made an OPT-OUT ELECTION and (ii) HGS has not made an OPT-OUT ELECTION.

1.14 "HGS TECHNOLOGY" shall mean, collectively, any and all data, substances, processes, materials, formulae, know-how and inventions with respect to RESEARCH TARGETS which may be useful within the FIELD and which are developed by or on behalf of HGS during or prior to the RESEARCH TERM and which are owned by HGS or with respect to which HGS has the right to grant a license.

1.15 "INEFFECTIVE RESEARCH TARGET" has the meaning set forth in Paragraph 3.6.


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1.16 "INITIAL SCREENING DATE" has the meaning set forth in Paragraph 3.4.

1.17 "LONG RANGE PLAN" has the meaning set forth in Paragraph 3.13.

1.18 "LRP ANNUAL BUDGET" has the meaning set forth in Paragraph 3.13.

1.19 "NET SALES" shall mean proceeds actually received from sales of a PRODUCT (calculated on a PRODUCT by PRODUCT basis) by PPI, HGS, or SB as the case may be, or, except as provided below in this definition, by their respective AFFILIATES, licensees (or sublicensees) of such entities or such AFFILIATES, distributors trading on their respective accounts, joint ventures or other associated companies, less deductions for (i) transportation, shipping and postage charges, including transportation insurance and customs duties to the extent separately invoiced; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such PRODUCT (including value added taxes or other governmental charges otherwise measured by the billing amount when included in billing); (iii) normal and customary trade, quantity and cash discounts allowed and charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursees, including but not limited to Medicaid rebates or to trade customers, including but not limited to wholesalers, chain and pharmacy buying groups; (iv) rebates (or equivalents thereof) granted to or charged by national, state or local government authorities in countries other than the United States; and (v) allowances or credits to customers on account of rejection or return of such PRODUCT or on account of retroactive price reductions affecting such PRODUCT. Sales between or among PPI, its AFFILIATES, licensees (or sublicensees) of PPI or such AFFILIATES, distributors trading on such entities' respective accounts, joint ventures or other associated companies, sales between or among HGS, its AFFILIATES, licensees (or sublicensees) of HGS or such AFFILIATES, distributors trading on such entities' respective account, joint ventures or other associated companies, and sales between or among SB, its AFFILIATES, licensees (or sublicensees) of SB or such AFFILIATES, distributors trading on such entities' respective accounts, joint ventures or other associated companies, as applicable, shall be included within NET SALES only if such purchaser is an end-user of the PRODUCT. Otherwise, NET SALES shall only include the subsequent, final sales to THIRD PARTIES.

1.20 "OPERATING PROFIT" shall mean NET SALES less (i) COST OF GOODS, (ii) royalties paid to THIRD PARTIES, (iii) costs and expenses of Phase IV studies, i.e., post-marketing clinical studies and (iv) marketing, promotion, distribution and selling expenses of HGS or PPI or their AFFILIATES as the case may be, all as determined in accordance with Generally Accepted Accounting Principles in the United States.

1.21 "OPT-OUT ELECTION" has the meaning set forth in Paragraph 3.12.

1.22 "OPT-OUT PARTY" has the meaning set forth in Paragraph 3.12.

1.23 "PHASE IIa", as used herein, shall have the same meaning as such term is used in the SB/HGS License Agreement.

1.24 "PI DEVELOPMENT COST AMOUNT" has the meaning set forth in Paragraph 4.5.

1.25 "PPI PATENT(S)" shall mean all patents and patent applications to the extent that they claim PPI TECHNOLOGY, which are or become owned by PPI or to which PPI otherwise has, now or in the future, the right to grant licenses. Included within the definition of PPI PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, registrations, confirmations, re-examinations or extensions, and any provisional applications thereof and all related SPCs.

1.26 "PPI PRODUCT" shall mean a SB NON-PARTICIPATING PRODUCT as to which (i) PPI has exercised the PPI CONTINUED PARTICIPATION OPTION and not made an OPT-OUT ELECTION and (ii) HGS has made an OPT-OUT ELECTION.

1.27 "PPI TECHNOLOGY" shall mean, collectively, any and all data, substances, processes, methods, materials, formulae, know-how and inventions with respect to biology-based and chemistry-based combinatorial systems for screening of compounds that bind to molecular targets, including all improvements and modifications thereof, which may be useful within the FIELD and which are developed by or on behalf of PPI during or prior to the RESEARCH TERM and which are owned by PPI or with respect to which PPI has the right to grant a license to HGS.

1.28 "PRODUCT" shall mean a PRODUCT LEAD that has been advanced into pre-IND testing pursuant to Paragraph 3.5. Included within the definition of PRODUCT is any preparation, formulation or product containing a PRODUCT LEAD, whether as the sole active ingredient or mixed with any other active ingredient, and whether or not such PRODUCT LEAD is altered or modified after its advancement into pre-IND testing.

1.29 "PRODUCT LEAD" shall mean a SMALL MOLECULE DRUG directed to a RESEARCH TARGET that may be useful in the FIELD (i) which SMALL MOLECULE DRUG is identified as a result of the screening of such SMALL MOLECULE DRUG against a RESEARCH TARGET pursuant to or in connection with this Agreement, or (ii) the identification of which SMALL MOLECULE DRUG involved or utilized, in any manner, PPI TECHNOLOGY or RESEARCH TECHNOLOGY.

1.30 "PRODUCT LEAD ADVANCEMENT CRITERIA" has the meaning set forth in Paragraph 3.1.

1.31 "PRODUCT LEAD ADVANCEMENT DATE" has the meaning set forth in Paragraph 3.5.

1.32 "RESEARCH PATENTS" shall mean all HGS PATENTS to the extent they claim RESEARCH TECHNOLOGY.

1.33 "RESEARCH PLAN" shall mean a plan for screening of RESEARCH TARGETS to discover PRODUCT LEADS and PRODUCTS. An example of such a plan is shown in Appendix A.

1.34 "RESEARCH TARGET" shall mean ** and **, as applicable, and/or a target substituted for a RESEARCH TARGET pursuant to Paragraph 3.6.

1.35 "RESEARCH TECHNOLOGY" shall mean, collectively, any and all information, data, substances, processes, methods, materials, formulae, know-how and inventions solely with respect, and solely to the extent applicable, to RESEARCH TARGETS, PRODUCT LEADS or PRODUCTS, including SAR INFORMATION and all improvements and modifications with respect to the foregoing, in each case solely to the extent developed or discovered during the RESEARCH TERM pursuant to the collaboration provided for in this Agreement.

1.36 "RESEARCH TERM" shall mean the period beginning on the Effective Date and ending on November 1, 2004, as such period may be extended by mutual agreement of the parties, unless this Agreement is earlier terminated (or earlier terminated with respect to a RESEARCH TARGET or a PRODUCT) in accordance with ARTICLE 8 hereof, in which event the RESEARCH TERM (or the RESEARCH TERM with respect to such RESEARCH TARGET or PRODUCT) shall terminate on the effective date of such termination.

1.37 "SAR INFORMATION" shall mean structure activity relationships information, and information with respect to chemical structure, in each case with respect to SMALL MOLECULE DRUGS screened against a RESEARCH TARGET pursuant to or in connection with this Agreement

1.38 "SB" shall mean SmithKline Beecham Corporation and/or SmithKline Beecham p.l.c., as defined in the SB/HGS LICENSE AGREEMENT.

1.39 "SB ADVERSE EVENT" has the meaning set forth in Paragraph 10.2.

1.40 "SB/HGS LICENSE AGREEMENT" shall mean the SB/HGS License Agreement dated June 28, 1996 between SmithKline Beecham Corporation, SmithKline Beecham p.l.c., and Human Genome Sciences, Inc., and all predecessor and successor agreements, in each case as amended or supplemented after the date hereof.

1.41 "SB OPTION" has the meaning set forth in Paragraph 3.11.

1.42 "SB NON-PARTICIPATING PRODUCT" has the meaning set forth in Paragraph 3.11.

1.43 "SB PARTICIPATING PRODUCT" has the meaning set forth in Paragraph 3.11.

1.44 "SMALL MOLECULE DRUGS" shall mean compounds of molecular weight less than ** kilodaltons, including synthetic peptides and non-peptides, but excluding natural ligands, soluble receptors, antibodies and antisense.

1.45 "SPC" shall mean a right based upon an underlying patent such as a Supplementary Protection Certificate.

1.46 "THIRD PARTY" shall mean any party other than HGS or PPI or an AFFILIATE of PPI or HGS.

2. GRANTS AND COVENANTS

2.1 Subject to the terms and conditions of this Agreement, PPI grants to HGS a non-exclusive, non-transferable (except as expressly provided herein), worldwide license under PPI TECHNOLOGY and PPI PATENTS, and HGS grants to PPI a non-exclusive, non-transferable, worldwide license under HGS TECHNOLOGY, RESEARCH TECHNOLOGY and HGS PATENTS, to perform research and development on behalf of HGS in the FIELD during the RESEARCH TERM solely with respect to RESEARCH TARGETS.

2.2 Subject to the terms and conditions of this Agreement, PPI grants to HGS an exclusive, non-transferable (except as expressly provided herein), worldwide license under PPI TECHNOLOGY and PPI PATENTS, solely to the extent such PPI TECHNOLOGY and/or PPI PATENTS are required to practice any RESEARCH

TECHNOLOGY in performing research and development solely with respect to PRODUCT LEADS and PRODUCTS.

2.3 Subject to the terms and conditions of this Agreement, HGS grants to PPI an exclusive, non-transferable (except as expressly provided herein), worldwide license under HGS TECHNOLOGY, RESEARCH TECHNOLOGY, and HGS PATENTS to perform research and development on behalf of HGS in the FIELD solely with respect to PRODUCT LEADS and PRODUCTS.

2.4 Subject to the terms and conditions of this Agreement, PPI grants to HGS an exclusive, non-transferable (except as expressly provided herein), worldwide license under PPI TECHNOLOGY and PPI PATENTS, solely to the extent such PPI TECHNOLOGY and/or PPI PATENTS are required to make, have made, use, import, export, offer to sell and sell PRODUCTS in the FIELD.

2.5 Subject to the terms and conditions of this Agreement, HGS grants to PPI an exclusive, non-transferable (except as expressly provided herein), worldwide license under HGS TECHNOLOGY, RESEARCH TECHNOLOGY, and HGS PATENTS, solely to the extent such HGS TECHNOLOGY, RESEARCH TECHNOLOGY and/or HGS PATENTS are required to perform research and development with respect to, or to make, have made, use, import, export, offer to sell and sell, HGS/PPI PRODUCTS or PPI PRODUCTS, in the FIELD.

Miscellaneous

2.6 During and after the RESEARCH TERM, PPI agrees to use HGS TECHNOLOGY, RESEARCH TECHNOLOGY and HGS PATENTS only as licensed and permitted hereunder. During and after the RESEARCH TERM, HGS agrees to use PPI TECHNOLOGY and PPI PATENTS only as licensed and permitted hereunder.

2.7 Except as provided in Article 16, (i) the rights and licenses granted to HGS by PPI are sublicensable and/or transferable by HGS to a THIRD PARTY only for the purpose of developing and/or commercializing a specific HGS PRODUCT or a specific SB PARTICIPATING PRODUCT and (ii) the rights and licenses granted to PPI by HGS are sublicensable and/or transferable by PPI to a THIRD PARTY only for the purpose of developing and/or commercializing a specific PPI PRODUCT.

3. DRUG DISCOVERY EFFORTS

3.1 PPI and HGS shall form a Joint Research Committee ("JRC") to coordinate the collaboration provided for herein with respect to RESEARCH TARGETS and make determinations to the extent specified herein, including establishing criteria which should be met for a PRODUCT LEAD to be advanced into pre-IND testing (such criteria, as modified by action of JRC from time to time, together with the other factors to be considered by the JRC in determining whether a PRODUCT LEAD should advance into pre-IND testing as set forth in Paragraph 3.5, being referred to as the "PRODUCT LEAD ADVANCEMENT CRITERIA"). PPI shall have final decision-making authority as to the precise methods and procedures to be used in screening SMALL MOLECULE DRUGS against the RESEARCH TARGETS.

      (1) The JRC shall consist of three (3) representatives of each party, but each party shall have only one vote. JRC actions shall be taken only by unanimous vote.

      (2) Each party shall notify the other party in writing of its initial representatives to the JRC within ten (10) days after the Effective Date, and may substitute one or more representatives from time to time effective upon written notice to the other party.

      (3) The JRC shall meet not less than twice each calendar year during the RESEARCH TERM so long as discovery or development of a PRODUCT is being diligently pursued by the parties hereunder, at such times and places as mutually agreed by the parties, alternating between Cambridge, Massachusetts and Rockville, Maryland or such other places as the parties mutually agree. If the parties mutually agree, any meeting of the JRC may be held by telephone or video conference. At each such meeting, the JRC representatives shall discuss the status of all screening activities directed to RESEARCH TARGETS.

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      (4)   Within thirty (30) days following each JRC meeting, the party hosting the meeting (or entitled to host the meeting, if held by telephonic or video conference or at a location other than Cambridge, Massachusetts or Rockville, Maryland) shall prepare and provide to the other party mutually acceptable, reasonably detailed written minutes describing all matters reviewed or considered by the JRC and all determinations and actions of the JRC and the reasons therefor.

3.2 At the first meeting of the JRC, which shall occur as soon as reasonably practicable after the Effective Date, PPI will present for review by the JRC a preliminary outline of a research plan for identifying PRODUCT LEADS.

3.3 For each RESEARCH TARGET, HGS shall provide to PPI sufficient biological material (including without limitations clones and other available biological material) to facilitate the initial screening by PPI of SMALL MOLECULE DRUGS directed to such RESEARCH TARGET.

3.4 For each RESEARCH TARGET, as soon as reasonably practicable following the first meeting of the JRC and PPI's receipt of the biological materials referred to in Section 3.3 (and in any event no later than twelve (12) months after such first meeting and PPI's receipt of such biological materials), subject to PPI receiving the notification from HGS referred to below that a RESEARCH PLAN has been submitted, PPI shall undertake screening of such RESEARCH TARGET in an effort


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to identify PRODUCT LEADS that meet the criteria for such RESEARCH TARGET. PPI will notify HGS of the date on which PPI commences such initial screening of a RESEARCH TARGET (with respect to each RESEARCH TARGET, the "INITIAL SCREENING DATE"). Based solely on information provided by HGS to PPI, PPI acknowledges that pursuant to the SB/HGS LICENSE AGREEMENTS, HGS may not initiate screening to evaluate multiple chemical entities for activity with respect to a RESEARCH TARGET without first submitting to SB a RESEARCH PLAN, and must submit annual updates to each such plan. PPI agrees not to undertake any screening of a RESEARCH TARGET, until notified by HGS that a RESEARCH PLAN has been submitted. PPI further agrees to assist, as reasonably requested by HGS, in the preparation of the RESEARCH PLAN and in any and all annual updates. HGS covenants and agrees that it will submit the aforesaid RESEARCH PLAN to SB within thirty (30) days of the EFFECTIVE DATE and will promptly notify PPI of such submission.

3.5 As soon as reasonably practicable after identifying a PRODUCT LEAD which PPI believes meets the PRODUCT LEAD ADVANCEMENT CRITERIA, PPI shall present such PRODUCT LEAD to the JRC, along with all material data related to such PRODUCT LEAD. The JRC shall review such PRODUCT LEAD and such data to determine whether such PRODUCT LEAD meets the PRODUCT LEAD ADVANCEMENT CRITERIA and whether such PRODUCT LEAD should


                                       17
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advance into pre-IND testing. In making this decision, the JRC shall consider not only such PRODUCT LEAD's characteristics, but also the prevailing market conditions, the status of competitive products and the status of the parties' and competitors' applicable intellectual property rights. If the JRC, in its sole discretion (provided that each party will cause its representatives on the JRC to act reasonably and in good faith) and by unanimous vote, determines that such PRODUCT LEAD should advance into pre-IND testing (the date of such determination with respect to a particular PRODUCT LEAD being referred to as the "PRODUCT LEAD ADVANCEMENT DATE"), then such PRODUCT LEAD shall thereupon be deemed a PRODUCT for the purposes of this Agreement.

3.6 If, after performing reasonable screening efforts with respect to a RESEARCH TARGET, PPI determines that it is not reasonably likely that one or more PRODUCT LEADS will be identified which meet the PRODUCT LEAD ADVANCEMENT CRITERIA, (i) PPI may advise the JRC of such determination and the bases therefor (a RESEARCH TARGET as to which PPI has made such a determination and so advised the JRC being referred to as an "INEFFECTIVE RESEARCH TARGET"), (ii) the JRC will thereupon consider in good faith whether an alternative target should be substituted by HGS for such INEFFECTIVE RESEARCH TARGET, and (iii) if the JRC determines that such a substitution should occur, then from and after the date of such determination, for all purposes of this


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Agreement such alternative target shall be deemed a RESEARCH TARGET and such
INEFFECTIVE RESEARCH TARGET shall cease to be a RESEARCH TARGET; provided that the JRC shall not be required to consider such a substitution with respect to more than one RESEARCH TARGET.

3.7 As soon as reasonably practicable after the PRODUCT LEAD ADVANCEMENT DATE, HGS and PPI shall form a Joint Development Committee ("JDC").

      (a) The JDC shall consist of three (3) representatives of each party, but each party shall have only one vote. All decisions of the JDC shall be by unanimous vote.

      (b) Each party shall notify the other party in writing of its initial representatives to the JDC within thirty (30) days after the PRODUCT LEAD ADVANCEMENT DATE. Each party may substitute one or more representatives from time to time effective upon written notice to the other party.

      (c) The JDC shall meet not less than twice each calendar year so long as development and commercialization of a PRODUCT is being diligently pursued by the parties hereunder, at such times and places as mutually agreed by the parties, alternating between Cambridge, Massachusetts and Rockville, Maryland or such other places as the parties mutually agree. If the parties mutually agree, any meeting of the JRC may be held by telephone or video conference. At each such meeting, the JDC representatives shall discuss and make decisions with respect to the development of PRODUCTS.

3.8 The JDC shall direct and coordinate all activities related to pre-IND testing, IND filing and the planning and implementation of clinical trials with respect to a PRODUCT from and after the PRODUCT LEAD ADVANCEMENT DATE with respect to such PRODUCT through and including the conclusion of Phase IIa (the "COST SHARING DEVELOPMENT PERIOD"). As soon as reasonably practicable after a PRODUCT LEAD ADVANCEMENT DATE, the JDC will prepare and approve a DEVELOPMENT PLAN for the PRODUCT which was the subject of such PRODUCT LEAD ADVANCEMENT DATE, which shall describe in detail the development work with respect to such PRODUCT, which party shall perform which tasks, the budget for such work for the ensuing year and including, in the case of the first such annual budget, the remaining months of the then current year (the "ANNUAL BUDGET"), as well as milestones, time frames and operating plans (as amended from time to time by the JDC, the "DEVELOPMENT PLAN"). The DEVELOPMENT PLAN shall be reviewed annually by the JDC and the ANNUAL BUDGET for the ensuing year shall be approved by the JDC no later than December 15th of the then current year. The DEVELOPMENT PLAN shall allocate responsibilities to the respective parties consistent with their respective capabilities and, to the extent possible, so as to maximize the expeditious and cost-effective development of the PRODUCT. PPI and HGS shall each be responsible for one-half of all direct costs (including direct labor costs to be charged at mutually agreed upon rates) and out-of-pocket expenses (i) reasonably incurred in connection with the development of a PRODUCT during the COST SHARING DEVELOPMENT PERIOD and prior to approval by the JDC of the first ANNUAL BUDGET and (ii) incurred during the COST SHARING DEVELOPMENT PERIOD and after approval by the JDC of the first ANNUAL BUDGET, provided, in the case of clause (ii), such cost or expense item is provided for in the ANNUAL BUDGET then in effect and the amount thereof is not inconsistent in any material respect with the amount(s) for such item(s) contemplated by such ANNUAL BUDGET. Any payments to a THIRD PARTY for services (e.g., toxicology studies, clinical trial expenses) performed in connection with pre-clinical or clinical studies to the extent not provided for in the ANNUAL BUDGET, must be approved by the JDC prior to the incurrence of any such expense. If a party is claiming reimbursement pursuant to this Paragraph 3.8, then within forty-five (45) days after the end of a calendar quarter during which the costs or expenses for which reimbursement is being claimed were incurred, a party will submit to the other a statement (each a "COST SHARING DEVELOPMENT PERIOD REIMBURSEMENT STATEMENT") itemizing in reasonable detail such cost and expenses and setting forth the total amount, if any, of such costs and expenses to be reimbursed by the other party pursuant to this Paragraph 3.8. Such reimbursement amounts shall be paid within thirty (30) days after receipt of a COST-SHARING DEVELOPMENT PERIOD REIMBURSEMENT STATEMENT, except to the extent such COST SHARING DEVELOPMENT PERIOD REIMBURSEMENT STATEMENT is being disputed in good faith. Except as otherwise provided herein, each party shall assume full responsibility for its own costs and expenses with respect to a PRODUCT incurred during the COST SHARING DEVELOPMENT PERIOD.

3.9 With respect to any PRODUCT, during the COST SHARING DEVELOPMENT PERIOD the parties shall each use reasonable efforts consistent with prudent business practices and this Agreement to expeditiously develop such PRODUCT through the conclusion of PHASE IIa.

3.10 HGS shall have responsibility for filing all INDs with respect to a PRODUCT (and any subsequent INDs with respect to such PRODUCT, including for different indications) and coordinating with the U.S. Food and Drug Administration, and all foreign counterparts, with respect thereto.

3.11 Based solely on information provided by HGS to PPI, PPI acknowledges that, with respect to the RESEARCH TARGETS, SB may have an option for co-development/co-marketing rights with HGS for any PRODUCT (with respect to any PRODUCT, if applicable, the "SB OPTION"). For any such Product for which SB has and exercises the SB Option and its rights to co-development/co-marketing (a "SB PARTICIPATING PRODUCT"), (i) PPI shall have no right to continue to participate in the development or to participate in the commercialization of such SB PARTICIPATING PRODUCT, but shall have only the right to receive the royalties and milestones set forth in Paragraph 4.1, (ii) the license granted by HGS to PPI pursuant to Section 2.3, to the extent such license is with respect to such SB PARTICIPATING PRODUCT or the related PRODUCT LEAD, shall automatically terminate and be without further force or effect, and (iii) to the extent legally permissible, PPI will take all action reasonably necessary to assign to HGS all of its right, title and interest in, and transfer possession and control to HGS of, any regulatory or patent filings prepared, submitted or filed by PPI, to the extent that such filings related to such SB PARTICIPATING PRODUCT or the related PRODUCT LEAD. HGS shall keep PPI fully apprised of any communications to or from SB relating to the SB OPTION, including without limitation notifying PPI promptly upon sending or receiving (and providing PPI with a summary of the nature and substance of) any notice or other writing with respect to a PRODUCT pursuant to SECTION 10.3(c) of the SB/HGS LICENSE AGREEMENT, and upon expiration of the sixty (60) day period referred to in such
SECTION 10.3(c) without SB having exercised the SB OPTION.

3.12 For any Product for which SB does not have or does not exercise or waives or relinquishes, the SB Option or its co-development/co-marketing rights (a "SB NON-PARTICIPATING PRODUCT"), PPI shall have the option (the "PPI CONTINUED PARTICIPATION OPTION") to continue to fund fifty percent (50%) of all remaining direct development, and to fund fifty percent (50%) of all direct marketing, sales and other, costs and expenses associated with commercialization of such SB NON-PARTICIPATING PRODUCT, as provided in Paragraph 3.13, in return for fifty percent (50%) of the OPERATING PROFIT with respect to such SB NON-PARTICIPATING PRODUCT, so long as PPI has not exercised an OPT-OUT ELECTION (as defined below) with respect to such SB NON-PARTICIPATING PRODUCT. If PPI does not exercise the CONTINUED PARTICIPATION OPTION with respect to a SB NON-PARTICIPATING PRODUCT, then (i) PPI shall have no right to continue to participate in the development, or to participate in the commercialization, of such SB NON-PARTICIPATING PRODUCT, but shall have only the right to receive the royalties, and the milestone payments (solely with respect to milestones achieved after such failure to exercise the CONTINUED PARTICIPATION OPTION) set forth in Paragraph
4.2 with respect to such SB NON-PARTICIPATING PRODUCT, (ii) the license granted by HGS to PPI pursuant to Section 2.3, to the extent such license is with respect to such SB NONPARTICIPATING PRODUCT or the related PRODUCT LEAD, shall automatically terminate and be without further force or effect, and (iii) to the extent legally permissible, PPI will take all action reasonably necessary to assign to HGS all of its right, title and interest in, and transfer possession and control to HGS of, any regulatory or patent filings prepared, submitted or filed by PPI, to the extent that such filings relate to such SB NON-PARTICIPATING PRODUCT or the related PRODUCT LEAD. At any time after the COST SHARING DEVELOPMENT PERIOD, either HGS or PPI may opt out of further co-development/co-marketing with respect to a SB NON-PARTICIPATING PRODUCT (an "OPT-OUT ELECTION"), in which event (i) if such OPT-OUT ELECTION is by HGS, the licenses granted by PPI to HGS pursuant to Paragraphs 2.2 and 2.4, to the extent such licenses are with respect to such SB NON-PARTICIPATING PRODUCT or the related PRODUCT LEAD, shall automatically terminate and be without further force or effect, (ii) if such OPT-OUT ELECTION is by PPI, the licenses granted by HGS to PPI pursuant to Sections 2.3 and 2.5, to the extent such licenses are with respect to such SB NON-PARTICIPATING PRODUCT or the related PRODUCT LEAD, shall automatically terminate and be without further force or effect, (iii) the party making such OPT-OUT ELECTION (the "OPT-OUT PARTY") shall be responsible for the payment of such OPT-OUT PARTY'S share of costs and expenses which were accrued or as to which commitments were made prior to the time of the OPT-OUT PARTY'S OPT-OUT ELECTION,
(iv) to the extent legally permissible, the OPT-OUT PARTY will take all action reasonably necessary to assign to the other party all of its right, title and interest in, and transfer possession and control to the other party of, any regulatory or patent filings prepared, submitted or filed by the OPT-OUT PARTY, and any regulatory approvals received by the OPT-OUT PARTY, to the extent that such filings or approvals related to such SB NON-PARTICIPATING PRODUCT or the related PRODUCT LEAD and (v) the party which has not made an OPT-OUT ELECTION the remaining party shall pay to the OPT-OUT-PARTY the royalties, and the milestones (solely with respect to milestones achieved after such OPT-OUT ELECTION) as provided in Paragraph 4.2.

3.13 The JDC, or any additional committee(s) or persons selected by the JDC (which for purposes of this Section 3.13 shall collectively be referred to as the "JDC"), shall direct and coordinate all activities with respect to the further development and commercialization of a HGS/PPI PRODUCT, including, without limitation, the filing and the planning and implementation of clinical trials, obtaining all required regulatory approvals, development and implementation of plans for the manufacture, marketing and distribution of such HGS/PPI PRODUCT, and determining whether and on what terms any or all aspects of such further development and commercialization should be licensed, sublicensed or assigned to THIRD PARTIES. In this connection, the JDC will prepare and approve a LONG RANGE PLAN for such development and commercialization, which shall describe in detail the development and commercialization work with respect to such HGS/PPI PROD-

UCT, which party shall perform which tasks, the budget for such work for the ensuing year and including, in the case of the first such annual budget, the remaining months of the then current year (the "LRP ANNUAL BUDGET"), as well as milestones, time frames, and operating plans (as amended from time to time by the JDC, the "LONG RANGE PLAN"). The LONG RANGE PLAN shall be reviewed annually by the JDC and the LRP ANNUAL BUDGET for the ensuing year shall be approved by the JDC no later than December 15th of the then current year. The LONG RANGE PLAN shall allocate responsibilities to the respective parties consistent with their respective capabilities, and to the extent possible, so as to maximize the expeditious and cost-effective development of the HGS/PPI PRODUCT. Unless otherwise agreed by the parties in writing, PPI and HGS shall each be responsible for one-half of all direct costs (including direct labor costs to be charged at mutually agreed upon rates) and out-of-pocket expenses (i) reasonably incurred in connection with the development and commercialization of a HGS/PPI PRODUCT after the COST SHARING DEVELOPMENT PERIOD and prior to approval by the JDC of the first LRP ANNUAL BUDGET and (ii) incurred after the COST SHARING DEVELOPMENT PERIOD and after approval by the JDC of the first LRP ANNUAL BUDGET, provided, in the case of clause (ii), such cost or expense item is provided for in the LRP ANNUAL BUDGET then in effect and the amount thereof is not inconsistent in any material respect with the amount(s) for such item(s) contemplated by such LRP ANNUAL BUDGET. Any payments to a THIRD PARTY for services (e.g., clinical trial expenses, manufacturing), to the extent not provided for in the LRP ANNUAL BUDGET, must be approved by the JDC prior to the incurrence of such expense. If a party is claiming reimbursement pursuant to this Paragraph 3.13, then within forty-five (45) days after the end of a calendar quarter during which the costs or expenses for which reimbursement is being claimed were incurred, a party will submit to the other a statement (each a "HGS/PPI PRODUCT REIMBURSEMENT STATEMENT") itemizing in reasonable detail such costs and expenses and setting forth the total amount, if any, of such costs and expenses to be reimbursed by the other party pursuant to this Paragraph 3.13. Such reimbursement amounts shall be paid within thirty (30) days after receipt of a HGS/PPI PRODUCT REIMBURSEMENT STATEMENT, except to the extent such HGS/PPI PRODUCT REIMBURSEMENT STATEMENT is being disputed in good faith. Except as otherwise provided herein, each party shall assume full responsibility for its own costs and expenses with respect to a HGS/PPI PRODUCT incurred after the COST SHARING DEVELOPMENT PERIOD.

3.14 If at any time, the JDC decides to discontinue pre-IND testing and/or clinical trials of a PRODUCT, then such drug shall cease to be a PRODUCT and all licenses and rights under this Agreement with respect to such PRODUCT shall terminate.

3.15 Each party shall keep complete and accurate records of its activities conducted under this Agreement regarding screening of, and other research and development activities with respect to, RESEARCH TARGETS, PRODUCT LEADS and PRODUCTS and the results thereof. Within thirty (30) days after the end of each calendar quarter during the Research Term, each party shall prepare and provide the other party with a reasonably detailed written report of such activities and results, through such date.

3.16 With respect to any SB NON-PARTICIPATING PRODUCT which is a HGS/PPI PRODUCT, the parties will use reasonable efforts consistent with prudent business practices to expeditiously develop and commercialize such PRODUCT. With respect to any SB PARTICIPATING PRODUCT or any SB NON-PARTICIPATING PRODUCT which is a HGS PRODUCT, HGS will use reasonable efforts consistent with prudent business practices to expeditiously develop and commercialize such PRODUCT. With respect to any SB NONPARTICIPATING PRODUCT which is a PPI PRODUCT, PPI, will use reasonable efforts consistent with prudent business practices to expeditiously develop and commercialize such PRODUCT.

4. MILESTONES, ROYALTIES AND CERTAIN OTHER PAYMENTS

4.1 Subject to Paragraph 4.3, with respect to each SB Participating PRODUCT, HGS shall pay to PPI the following royalties and milestones (which milestone payments shall be due and payable within thirty (30) days after the milestone event is achieved by or on behalf of HGS, SB, their respective AFFILIATES, or any direct or indirect licensee, sublicensee, assignee or transferee of such entities.

      (1) ** U.S. Dollars ($**) upon first submission of an application for regulatory approval in a major country (i.e., United States, Canada, Japan, United Kingdom, France, Germany, Italy or Spain) for such SB PARTICIPATING PRODUCT;

      (2) ** U.S. Dollars ($**) upon the first regulatory approval in a major country (i.e., United States, Canada, Japan, United Kingdom, France, Germany, Italy or Spain) of such SB PARTICIPATING PRODUCT for commercial sale; and

      (3) a royalty of ** percent (**%) of NET SALES of such SB PARTICIPATING PRODUCT.

4.2 Subject to Paragraph 4.3, with respect to each PPI PRODUCT, PPI shall pay to HGS, and with respect to each HGS PRODUCT, HGS shall pay to PPI, the following royalties and milestones (payment of which milestone payments shall be in accordance with and subject to Paragraph 3.12 and shall be due and payable within thirty (30) days after the milestone event is achieved by or on behalf of the party required to make such payment or its AFFILIATES or any direct or indirect licensee, sublicensee, assignee or transferee of such entities):

      (1) ** U.S. Dollars ($**) upon first submission of an application for regulatory approval in a major country (i.e., United States, Canada, Japan, United Kingdom, France, Germany, Italy or Spain) for such SB NON-PARTICIPATING PRODUCT;

      (2) ** U.S. Dollars ($**) upon the first regulatory approval in a major country (i.e., United States, Canada, Japan, United Kingdom, France, Germany, Italy or Spain) of such SB NON-PARTICIPATING PRODUCT for commercial sale;

      (3) a royalty of ** percent (**%) of NET SALES during each calendar year in which NET SALES are ** dollars ($**) or less;

      (4) a royalty of ** percent (**%) of NET SALES during each calendar year in which NET SALES exceed ** dollars ($**), but are ** ($**) or less;

      (5) a royalty of ** percent (**%) of NET SALES during each calendar year in which NET SALES exceed ** dollars ($**).

4.3 The milestone payments provided for in Paragraphs 4.1 and 4.2 shall only be made once for each PRODUCT and shall not be made in the case of improvements or modifications such as, but not limited to, changed forms, formats, line extensions, formulations, indications, processes or protocols of a PRODUCT for which such payments were previously made. Royalty obligations under Paragraphs
4.1 and 4.2
with respect to a PRODUCT, shall terminate on a country-by-country basis and on a PRODUCT by PRODUCT basis on the later of (i) ten (10) years after first country-wide launch of such PRODUCT in such country or (ii) if such royalty is payable by HGS, expiration of the last to expire RESEARCH PATENT or PPI PATENT which covers the making, having made, importing, exporting, offering to sell or using or selling of such PRODUCT in such country or (iii) if such royalty is payable by PPI, expiration of the last to expire RESEARCH PATENT or HGS PATENT which covers the making, having made, importing, exporting, offering to sell or using or selling of such PRODUCT in such country.

4.4 For each SB NON-PARTICIPATING PRODUCT, as to which PPI either does not exercise the PPI CONTINUED PARTICIPATION OPTION or makes an OPT-OUT ELECTION and HGS makes an OPT-OUT ELECTION, the licenses granted by the parties hereunder shall automatically terminate and the parties shall cooperate in the outlicensing of such SB NON-PARTICIPATING PRODUCT and shall share equally in all outlicensing fees and royalties.

4.5 With respect to any PRODUCT, if SB exercises the SB OPTION and the aggregate costs and expenses in respect of such PRODUCT paid or payable by PPI during the COST SHARING DEVELOPMENT PERIOD (the "PPI DEVELOPMENT COST AMOUNT") exceed ** dollars ($**), then upon first submission of an application for regulatory approval in a major country (i.e., United States, Canada,

Japan, United Kingdom, France, Germany, Italy or Spain) for such PRODUCT HGS will promptly pay to PPI an amount equal to the positive difference between the PPI DEVELOPMENT COST AMOUNT and ** dollars ($**), provided that in no event shall HGS be required to pay to PPI an amount in excess of ** dollars ($**) pursuant to this Section 4.5.

Miscellaneous

4.6 The manner in which statements and remittances of royalty and other payments shall be rendered and made shall be as provided in Article 7 hereof.

4.7 All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by PPI or HGS, whichever is to be the recipient of such funds.

5. CONFIDENTIALITY

5.1 Subject to Paragraph 5.2, the parties agree not to disclose and/or provide to a THIRD PARTY any information and/or materials received from the other party pursuant to this Agreement and agree to use the information and materials received from the other party pursuant to this Agreement only as licensed or otherwise provided hereunder.

5.2 Unless otherwise restricted by this Agreement, the confidentiality obligations of Paragraph 5.1 shall not apply to information and/or materials which:

      (1) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or

      (2) subsequently becomes known to the public by some means other than a breach of this Agreement;

      (3) is disclosed to the receiving party by a THIRD PARTY having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the other party;

      (4) is required by law or bona fide legal process regulation, rule, act or order of any governmental agency or authority to be disclosed, provided that the party making disclosure takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable advance notice, to the extent such advance notice is possible, to the other party;

      (5)   is approved for release by the parties; or

      (6) is independently developed by the employees or agents of a party or its AFFILIATES, without any knowledge of the information and/or materials provided by the other party, provided that such independent development can be properly demonstrated by the first party.

5.3 All confidential information disclosed by one party to the other party shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal
(i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

5.4 No public announcement concerning (i) the existence of or terms of this Agreement, (ii) research and/or discoveries made by one party, (iii) milestones achieved by one party, and (iv) exercise by one party of rights and options granted under this Agreement, shall be made by the other party to this Agreement without prior written notice, to the extent practicable under the circumstances, and, except as a party determines in good faith may be legally required, or as a party determines in good faith may be required for recording purposes, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. To the extent practicable under the circumstances, the party desiring to make any such public announcement shall inform the other party of the proposed announcement or disclosure at least three (3) business days prior to public release, and, to the extent practicable under the circumstances, shall provide the other party with a written copy thereof. This Paragraph shall not apply to any information (i) in a public announcement that is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph or (ii) any disclosure which a party determines is reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving such party.

5.5 Without the written consent of both parties, neither party shall submit for written or oral publication any manuscript, abstract or the like which includes RESEARCH TECHNOLOGY prior to the earlier of (i) eighteen months after PPI or HGS files a patent which claims such PRODUCT or (ii) the date on which such PRODUCT is disclosed in a printed publication other than through breach of this Paragraph.

6. OWNERSHIP; PATENT PROSECUTION AND LITIGATION

6.1 Subject to the grants of license herein, all right, title and interest in and to any and all data, substances, processes, methods, materials, formulae, know-how and inventions with respect to biology-based and chemistry-based combinatorial systems for screening of compounds that bind to molecular targets, including all improve-ments and modifications thereof, which may be useful within the FIELD and which are developed by or on behalf of PPI during, prior to or after the RESEARCH TERM, and all patent rights and other intellectual property rights therein, shall belong solely to PPI, except to the extent any of the foregoing which is developed by or on behalf of PPI during the RESEARCH TERM constitutes RESEARCH TECHNOLOGY. PPI shall have the sole right and responsibility for the filing, prosecution and maintenance of patents and patent applications with respect to PPI TECHNOLOGY (including any extensions or SPCs relating thereto).

6.2 Subject to the grants of license herein, all right, title and interest to the HGS TECHNOLOGY and RESEARCH TECHNOLOGY and all patent rights and other intellectual property rights therein shall belong solely to HGS. Except as set forth in Section 6.3, as between the parties, HGS shall have the sole right and responsibility for the filing, prosecution and maintenance of patents and patent applications directed thereto (including any extensions or SPCs relating thereto).

6.3 As between the parties, with respect to RESEARCH TECHNOLOGY, HGS shall, in its sole discretion, determine whether, when, and in which jurisdictions to file any patent applications related thereto. HGS shall control the filing, prosecution and maintenance of any such patent applications and any patents issuing therefrom, including the filing of any extensions or SPCs relating thereto. The foregoing rights shall not apply with respect to any patent or patent application to the extent the claims thereof are directed exclusively to a PPI PRODUCT, as to which PPI shall have the sole right, in its discretion to file, prosecute and maintain any patent applications and patents issuing therefrom, including the filing of any extensions or SPCs relating thereto. Except as otherwise specified herein, the parties shall share equally the costs of all such filing, prosecution and maintenance. If HGS determines not to file a patent application covering the RESEARCH TECHNOLOGY after request by PPI, or not to prosecute any such patent application or to maintain any such patents, HGS shall timely provide PPI with written notice of such determination, in which event PPI shall have the right to file or prosecute such application or maintain such patents entirely at its own expense, unless HGS reasonably determines (and includes in such written notice the basis for such determination) that such filing or prosecution would be detrimental to the commercial prospects of a possible PRODUCT LEAD or PRODUCT.

6.4 In addition, the party entitled to file, prosecute and maintain a patent or patent application (the "Prosecuting Party") claiming RESEARCH TECHNOLOGY shall keep the other party (the "NON-PROSECUTING PARTY") reasonably informed with regard to filing, prosecution and maintenance activity for such patent or patent application. The NON-PROSECUTING PARTY shall have the right to consult in advance with the PROSECUTING PARTY with respect to strategies for the filing, prosecution and maintenance of such patents and patent applications. Without limitation of the foregoing, the NON-PROSECUTING PARTY shall have the right to request that the PROSECUTING PARTY cause additional claims to be added, at the NON-PROSECUTING PARTY's expense, to a patent application claiming RESEARCH TECHNOLOGY, which request shall not be unreasonably refused by the PROSECUTING PARTY.

6.5 Both parties will provide the other reasonable assistance to enable the other to prepare, file, prosecute and maintain patents pursuant to this Article 6.

6.6 In the event of the institution of any suit or any threatened suit by a THIRD PARTY,

      (1) against HGS or PPI for infringement of any third-party intellectual property right in connection with the manufacture, use, import, export, offer for sale, sale, distribution or marketing of a PPI PRODUCT, the party against whom such suit is brought or threatened shall promptly notify the other in writing. As between HGS and PPI, PPI shall be solely responsible for, and shall indemnify HGS against, any and all cost and expense incurred in connection with such action or threatened action and any liability including, without limitation, any third-party royalties required to be paid in respect thereof (collectively, "IP LOSSES") which results therefrom; provided, however, that PPI shall be entitled to offset such IP Losses against any royalties owed by PPI to HGS hereunder to the extent such IP Losses result from a claim that the use by PPI or its licensees of any HGS TECHNOLOGY in accordance with this Agreement infringes any intellectual property right of any THIRD PARTY; provided further, however, that PPI may not offset in such manner in any calendar quarter more than ** (**) of the royalties which are owed to HGS in respect of such calendar quarter.

      (2) against HGS or PPI, for infringement of any third-party intellectual property right in connection with the manufacture, use, import, export, offer for sale, sale, distribution or marketing of a HGS PRODUCT or SB PARTICIPATING PRODUCT, the party against whom such suit is brought or threatened shall promptly notify the other in writing. As between HGS and PPI, HGS shall be solely responsible for any IP LOSSES which result therefrom; provided, however, that HGS shall be entitled to offset such IP LOSSES against any royalties owed by HGS to PPI hereunder to the extent such IP LOSSES result from a claim that the use by HGS or its licensees of any PPI TECHNOLOGY in accordance with this Agreement infringes any intellectual property right of any THIRD PARTY; provided further, however, that HGS may not offset in such manner in any calendar quarter more than ** (**) of the royalties which are owed to PPI in respect of such calendar quarter.

      (3) against HGS or PPI, for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of a HGS/PPI PRODUCT, the party against whom such suit is brought or threatened shall promptly notify the other in writing. HGS and PPI shall be jointly responsible for and shall jointly control the defense of any such action, and shall bear equally any IP LOSSES which result therefrom.

      (4) The party defending an action under subsection (a) or (b) of this paragraph shall have sole control over its conduct, including settlement thereof, provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent or other rights of such party.

6.7 In the event that HGS or PPI becomes aware of actual or threatened infringement of a PPI PATENT, HGS PATENT or RESEARCH PATENT covering a PRODUCT, that party shall promptly notify the other party in writing. The owner of the PPI PATENT, HGS PATENT or RESEARCH PATENT shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith as necessary to create or maintain standing. If the owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action, in its own name and/or in the name of the patent owner, at its own expense, to the extent that such party is licensed thereunder. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 U.S.C. ss. 355(b)(2)(A)(iv) against an issued PPI PATENT, HGS PATENT or RESEARCH PATENT covering a PRODUCT, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. ss. 355(c)(3)(C), the owner of the patent fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the patent, shall be entitled to bring such infringement action in its own name and/or in the name of the patent owner. The party conducting an action under this paragraph shall have full control over its conduct, including settlement thereof, provided such settlement shall not be made without the prior written consent of the other licensing party or licensed party if it would adversely affect the patent or other rights of such party. The parties shall reasonably assist one another and cooperate in any such litigation at the other's request, each party paying its own costs and expenses.

6.8 Any recovery made by a party as the result of an action for patent infringement it has conducted under Paragraph 6.6 shall be distributed as follows:

      (1) The party conducting the action shall recover its actual out-of-pocket expenses, and then shall reimburse the other party for any unreimbursed actual and out-of-pocket expenses incurred by the other party in connection therewith.

      (2) To the extent that the recovery exceeds the total of item (a), the excess shall be kept by the party conducting the action, provided, however, that to the extent that (i) the recovery is based on an award of lost sales/profits, and (ii) the party conducting the action would have incurred a royalty obligation to the other party based upon such sales, the party to whom such royalties would have been due shall receive a proportion of the excess recovery corresponding to the royalty percentage it would have otherwise been due.

6.9 The parties shall periodically keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

7. STATEMENTS AND REMITTANCES

7.1 PPI and HGS, as the case may be, shall keep and require its licensees to keep complete and accurate records of all sales and calculations for NET SALES of products for which royalties are due hereunder. Each party shall have the right, through a certified public accountant or like person reasonably acceptable to the other party, to examine pertinent financial records during regular business hours upon reasonable advance written notice during the life of this Agreement and for twelve (12) months after its termination for the purpose of verifying and reporting to HGS or PPI as to the computation of the royalty payments made hereunder; provided, however, that such examination shall not take place more often than once a year; provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. PPI, HGS, and their licensees shall be required to maintain such records for three (3) years. The accountant shall execute customary confidentiality agreements prior to any examination, reasonably satisfactory in form and substance to both parties, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to the parties, as necessary for the above purpose. The fees charged by such accountant shall be paid by the party requesting the examination unless such examination discloses that the royalties reported for the examined period are incorrect by more than five percent (5%), in which case the reporting party shall pay the reasonable fees and expenses charged by such accountant.

7.2 Within sixty (60) days after the close of each calendar quarter, PPI and HGS, as the case may be, shall deliver to the other party a report containing a true account-ing of all sales of products subject to royalty hereunder during such calendar quarter and shall at the same time pay all royalties due in respect of such sales by wire transfer, in immediately available funds, to a bank account designated by the other party.

7.3 All royalties and other payments due under this Agreement shall be payable in U.S. dollars. Amounts due and payable hereunder but not paid by the date due hereunder will be subject to an interest charge from the date such payment was due until payment, at an interest rate equal to the highest U.S. Prime Interest Rate per annum published in The Wall Street Journal on the first business day after the payment first became due, plus 3.0 percentage points.

7.4 Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate by the NET SALES in the currency in which they are made and converting the resulting amount into United States dollars, at the rates of exchange as reported in The New York Times, or, if not in the Times, then in The Wall Street Journal, on the last business day in New York, New York of each royalty period. Such payments shall be without deduction of exchange, collection, or other charges. If, due to restrictions or prohibitions imposed by a national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution lawfully direct at no additional out-of-pocket expense to the party owed the royalty. Notwith-standing the foregoing, if royalties cannot be remitted for any reason within six (6) months after the end of the calendar quarter during which they are earned, then the party owing the royalty shall be obligated to deposit the royalties in a bank account in Switzerland in the name of the other party. Each party shall deduct any taxes which the party is obligated to pay and/or withhold in a country based on royalties due to the other based on NET SALES in such country from royalty payments due for such country under this Agreement and pay them to the proper authorities as required by applicable laws. Each party shall maintain official receipts of payment of any such taxes and forward these receipts to the other along with the royalty report covering the calendar quarter in which such receipts were issued.

8. TERM AND TERMINATION

8.1 This Agreement shall come into effect as of the date first written above, and shall remain in full force and effect unless earlier terminated as provided in this Article 8. This Agreement shall terminate automatically upon the expiration of the RESEARCH TERM if prior to such expiration no PRODUCT LEAD shall have been identified.

8.2 (i) A party shall have the right to terminate this Agreement with respect to any PRODUCT or in its entirety (a) upon the material breach by the other party of the other party's obligations to pay any amounts owing hereunder with respect to such PRODUCT or otherwise, if such breach is not cured within thirty (30) days after receipt of written notice from such party thereof or (b) upon the material breach by the other party of the other party's obligations (other than obligations to pay any amounts owing hereunder with respect to such PRODUCT, but including, without limitation, failure to use diligent efforts with respect to such PRODUCT as required by Paragraphs 3.9 and 3.16), if such breach is not cured within sixty (60) days after receipt of written notice from such party thereof.

      (ii) PPI shall have the right to terminate this Agreement with respect to any PRODUCT or in its entirety if an SB ADVERSE EVENT shall have occurred.

      (iii) Notwithstanding the foregoing, a party may not terminate this Agreement pursuant to this Section 8.2 during the pendency of an arbitration proceeding under this Agreement in which the other party reasonably contests that it has breached this Agreement such that the first party is entitled to terminate pursuant to this Section 8.2.

8.3 Either party may terminate this Agreement in its entirety or with respect to one or more PRODUCTS if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

8.4 PPI may, upon thirty (30) days prior written notice to HGS, at any time after the first anniversary of the INITIAL SCREENING DATE with respect to a RESEARCH TARGET, terminate this Agreement with respect to such RESEARCH TARGET prior to the occurrence of a PRODUCT LEAD ADVANCEMENT DATE with respect to a PRODUCT LEAD directed at such RESEARCH TARGET. HGS may, upon thirty (30) days prior written notice to PPI, at any time commencing eighteen (18) months after the INITIAL SCREENING DATE with respect to a RESEARCH TARGET, terminate this Agreement with respect to such RESEARCH TARGET prior to the occurrence of a PRODUCT LEAD ADVANCEMENT DATE with respect to a PRODUCT LEAD directed at such RESEARCH TARGET.

8.5 Neither party shall have the right to terminate this Agreement except under Paragraphs 8.2, 8.3, or 8.4, provided however that nothing in this Agreement (including this Article 8) shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder, except that any action seeking remedies for breach of this Agreement (other than an action for specific performance or other injunctive relief) shall be conducted in accordance with Article 12.

8.6 Upon termination of this Agreement with respect to a PRODUCT, or in its entirety, pursuant to and in accordance with this Article 8, then all rights, licenses and obligations with respect to such PRODUCT, or this Agreement in its entirety, shall be void and of no further force or effect, except as otherwise provided in this Article 8; provided that (i) in any event, notwithstanding any termination of this Agreement with respect to a PRODUCT or in its entirety, or any other provision of this Agreement, the rights and obligations of the parties under Articles 5, 6, 7, 8, 9, 10 and 12 through 20, and any obligations of a party which accrued prior to such termination, shall survive any such termination, as well as any rights or obligations which shall continue to apply pursuant to the other provisions of this Article 8 or which are clearly meant to survive termination of this Agreement, (ii) in the case of termination by PPI pursuant to and in accordance with this Article 8 with respect to an HGS PRODUCT, an HGS/PPI PRODUCT, or this Agreement in its entirety, HGS shall have no further right to continue, and shall immediately cease, all research, development, manufacturing, marketing and sales activities with respect to such HGS PRODUCT, HGS/PPI PRODUCT, or all HGS PRODUCTS and HGS/PPI PRODUCTS in the case of such a termination by PPI of this Agreement in its entirety and (iii) in the case of termination by HGS pursuant to and in accordance with this Article 8 with respect to a PPI PRODUCT, HGS/PPI PRODUCT, or this Agreement in its entirety, PPI shall have no further right to continue, and shall immediately cease, all research, development, manufacturing, marketing and sales activities with respect to such PPI PRODUCT, HGS/PPI PRODUCT, or all PPI PRODUCTS and HGS/PPI PRODUCTS in the case of such a termination by HGS of this Agreement in its entirety.

9. WARRANTIES AND REPRESENTATIONS

9.1 Each of HGS and PPI hereby represents, warrants and covenants to the other, as of the date of this Agreement, as follows:

      (1) it is a corporation duly organized and validity existing under the laws of the state of its incorporation;

      (2) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

      (3) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the licenses under Article 2;

      (4) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any loan agreement, guaranty, financing agreement, agreement affecting a Product or other agreement or instrument binding or affecting it or its property;
            (ii) any provision of its charter documents or bylaws; (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound or (iv) any other agreement to which it is a party or by which it is bound.

      (5) this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

9.2 No party to this Agreement has in effect, and, after the date of this Agreement, no party shall enter into any written agreement that would be inconsistent with any provision hereof.

9.3 HGS further represents and warrants to PPI that, to the best of its knowledge, neither the grant of any license to PPI under this Agreement nor the exercise of any right or performance of any obligation under this Agreement by HGS or PPI will conflict with or result in a breach of any other agreement to which HGS is a party.

9.4 HGS agrees that HGS will fully perform all of its obligations under the SB/HGS LICENSE AGREEMENT or any similar agreement to the extent that such obligations relate to RESEARCH TARGETS or otherwise relate to the subject matter of this Agreement.

9.5 HGS agrees that it will not consent to any modification or waiver of any existing agreement to which it is a party, or enter into any new agreement with a THIRD PARTY, which relates to the subject matter of this Agreement and which would adversely affect PPI's rights and/or interests under this Agreement. PPI acknowledges that the granting of rights to a THIRD PARTY with respect to HGS TECHNOLOGY for the screening of RESEARCH TARGETS shall not be a breach of this Agreement.

9.6 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTY THAT PPI PATENTS, HGS PATENTS OR RESEARCH PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR PRACTICE OR THE PRACTICE OF HGS TECHNOLOGY, PPI TECHNOLOGY, OR RESEARCH TECHNOLOGY DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, A HOLDING OF INVALIDITY OR UNENFORCEABILITY OF ANY SUCH PATENT, FROM WHICH NO FURTHER APPEAL IS OR CAN BE TAKEN, SHALL NOT AFFECT ANY OBLIGATION HEREUNDER, BUT SHALL ONLY ELIMINATE

ROYALTIES OTHERWISE DUE UNDER SUCH PATENT FROM THE DATE SUCH HOLDING BECOMES FINAL.

9.7 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, HGS AND PPI MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.8 Each party represents and warrants to the other that its use of any materials provided to it by the other party under this Agreement shall comply with all applicable laws and regulations.

10. INDEMNIFICATION; INSURANCE

10.1 PPI shall defend, indemnify and hold harmless HGS, licensors of HGS and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages, costs and expenses, including reasonable attorneys' fees and expenses, (i) arising from or in connection with a breach by PPI of any of the representations and warranties contained in Section 9 hereof or (ii) resulting from claims, demands, costs or judgments which may be threatened, made or instituted against any of them arising out of the development manufacture, possession, distribution, use, testing, sale or other disposition of a PRODUCT by, on behalf of or through PPI or any THIRD PARTY granted rights by

PPI in accordance with this Agreement (other than in connection with a suit or threatened suit covered by Section 6.6 hereof). PPI's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage; provided, however, the indemnity shall not extend to any claim against an indemnified party to the extent such claim results from the gross negligence, willful misconduct or material breach of this Agreement of or by such indemnified party. PPI shall have the exclusive right to control the defense of any action which is to be indemnified in whole by PPI hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS, and to settle any such action; provided that, without the written consent of HGS (which shall not be unreasonably withheld or delayed), PPI shall not agree to settle any claim against HGS to the extent the settlement of such claim has a material adverse effect on HGS. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the obligation hereunder shall apply whether or not such claims are rightfully brought. PPI shall require each of its sublicensees hereunder to agree to indemnify HGS in a manner consistent with this Paragraph 10.1.

10.2 HGS shall defend, indemnify and hold harmless PPI, licensors of PPI and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages, costs and expenses, including reasonable attorneys' fees and expenses, (i) arising from or in connection with a breach by HGS of any of the representations or warranties contained in Section 9 hereof, (ii) arising from or in connection with (A) any actual or threatened action, suit or proceeding, or (B) any other act or omission, in the case of either (A) or (B), by SB or any other THIRD PARTY in connection with or relating to the SB/HGS License Agreement or any other agreement to which SB (or its AFFILIATES) or any such THIRD PARTY (or its AFFILIATES), and HGS, are parties that relates to the subject matter of this Agreement, provided that in the case of (B), HGS' indemnification obligation under this Paragraph 10.2 shall (1) only apply if such act or omission has the direct or indirect effect of depriving PPI of any material benefit of this Agreement or impairs the right or ability of PPI or HGS to perform their respective obligations hereunder (any such act or omission which has such effect being referred to as a "SB ADVERSE EVENT") and
(2) be limited to PPI's direct and indirect costs and expenses (including reasonable attorneys fees and expenses) incurred by PPI in connection with this Agreement, including without limitation the performance by PPI of its obligations hereunder, or (iii) resulting from claims, demands, costs or judgments which may be made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of a PRODUCT by, on behalf of or through HGS or any THIRD PARTY granted rights by HGS (other than in connection with a suit or threatened suit covered by Section 6.6 hereof). HGS' obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage; provided, however, the indemnity shall not extend to any claim against an indemnified party to the extent such claim results from the gross negligence, willful misconduct or material breach of this Agreement of or by such indemnified party. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to PPI to defend PPI and to settle such action; provided that, without the written consent of PPI (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim against PPI to the extent such claim has a material adverse effect on PPI. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and HGS' obligation hereunder shall apply whether or not such claims are rightfully brought. HGS shall require each of its sublicensees hereunder to agree to indemnify PPI in a manner consistent with this Paragraph 10.2.

10.3 A person or entity that intends to claim indemnification under this Article 10 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability, or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if Indemnitor does not assume the defense thereof; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall relieve the Indemnitor of any liability to the Indemnitee under this
Article 10 solely to the extent the Indemnitor suffers material prejudice as a result of such failure, but failure to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 10. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

10.4 The parties shall maintain insurance coverage with respect to their activities and potential liabilities hereunder as is commercially reasonable in the circumstances.

11. FORCE MAJEURE

11.1 If the performance of any party of this Agreement, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

12. DISPUTE RESOLUTION

12.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

12.2 In the event of any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof, other than with respect to patent validity and other than where a party is seeking specific performance or other injunctive relief (collectively, "DISPUTES"), the parties shall try to settle the Dispute amicably between themselves in the manner set forth in this Paragraph 12.2. First, promptly upon (and in any event within ten days after) the written request of either party to the other, the JRC or the JDC, as applicable, shall meet to attempt to resolve the Dispute. If at such meeting the Dispute is not fully resolved to the mutual satisfaction of the parties, the Dispute shall promptly (and in any event within five days after the aforesaid meeting of the JRC or JDC) be submitted to the respective Chief Technical Officers of the parties who shall attempt to resolve the Dispute. If the Dispute is not fully resolved to the mutual satisfaction of the parties within fifteen days after being submitted to the respective Chief Technical Officers of the parties, the Dispute shall promptly (and in any event with three days after expiration of the fifteen day period referred to immediately above) be submitted to the respective Chief Executive Officers of the parties who shall attempt to resolve the Dispute. If the Dispute is not fully resolved to the mutual satisfaction of the parties within fifteen days after being submitted to the respective Chief Executive Officers of the parties, the Dispute may be referred by either party for arbitration in accordance with subsections 12.3 and 12.4 under the guidelines of the American

Arbitration Association ("AAA") in Wilmington, Delaware under the commercial rules then in effect for AAA, except as otherwise provided for herein.

12.3 A party shall notify the other in writing should it intend to initiate arbitration. The parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within such period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period. Within thirty (30) days after selection of such arbitrator, each party shall submit to the arbitrator a proposed resolution of the DISPUTE and the reasons supporting such resolution. Should either party desire, a joint meeting before the arbitrator shall be held within thirty (30) days after the end of the above resolution submission period.

      Within thirty (30) days after the later of (i) the end of the resolution submission period or (ii) holding of a joint meeting, the arbitrator shall decide the matter.

12.4 Unless otherwise agreed to by the parties, the arbitrator shall make such decisions based on the following factors in descending order of importance: (a) consistency with the provisions of this Agreement; (b) consistency with the intent of the parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements. The decision of the arbitrator will be binding upon the parties without the right of appeal, and judgment upon the decision may be entered in any court having jurisdiction thereof.

12.5 The parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the parties in participating in such proceeding.

12.6 This Article 12 shall not limit in any way the right of a party to bring an action (and enforce a judgment) for equitable relief in any court of competent jurisdiction.

13. SEPARABILITY

13.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

13.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

13.3 In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraphs 13.1 or 13.2, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to resolve any inequities.

14. ENTIRE AGREEMENT

14.1 This Agreement, together with the Appendices hereto, entered into as of the date written above constitute the entire agreement between the parties relating to the subject matter hereof and supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

15. NOTICES

15.1 Any notice required or permitted under this Agreement shall be hand-delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by fax with written confirmation by mail, to the following addresses of the parties:

HUMAN GENOME SCIENCES, INC.
9410 Key West Avenue
Rockville, MD 20850
Attention: Business Development
Fax: 301-309-0092

copy to:

HUMAN GENOME SCIENCES, INC.
9410 Key West Avenue
Rockville, Maryland 20850
Attention: General Counsel
Fax: 301-309-8439

PRAECIS PHARMACEUTICALS INCORPORATED
One Hampshire Street
Fifth Floor
Cambridge, MA 02139-1572
Attention: Marc Silver
           Vice President, Corporate Development
Fax: 617-494-8414
copy to:

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
One Beacon Street
31st Floor
Boston, MA 02108
Attention: Kent Coit
Fax: 617-573-4822

15.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

16. ASSIGNMENT

16.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the assignees and successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by a party without the prior written consent of the other parties and any attempted assignment contrary to this paragraph shall be void and without force and effect provided, however, that without obtaining the consent of the other party, a party may assign this Agreement or any of its rights or obligations hereunder to any AFFILIATE or to any THIRD PARTY which acquires or acquires control of such party's entire business or that part of its business to which this Agreement relates, whether pursuant to license, merger, consolidation, stock purchase, recapitalization, asset sale or otherwise, provided that the assigning party remains liable under this Agreement and that, unless the obligations of the assigning party would be assumed by the

THIRD PARTY by operation of law, the THIRD PARTY assignee or surviving entity assumes in writing all of its obligations under this Agreement.

17. COUNTERPARTS

17.1 This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original instrument, but such counterparts together shall constitute but one agreement.

18. WAIVER

18.1 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

18.2 Notwithstanding the foregoing, in the event PPI or HGS challenges whether any payments contemplated hereunder (including, without limitation royalties or milestones) are due, it shall have the right, but not the obligation, to make such payments under protest (reserving all rights hereunder) pending resolution of such dispute.

19. INDEPENDENT RELATIONSHIP

19.1 Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. No party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

      IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.


PRAECIS PHARMACEUTICALS INCORPORATED


BY: /s/ Malcolm L. Gefter
    ------------------------------------

Title: Chairman of the Board, Chief Executive Officer and President


HUMAN GENOME SCIENCES, INC.


BY: /s/ Arthur M. Mandell
    ------------------------------------
     Arthur M. Mandell
Title: Senior Vice President, Corporate and Business Development

                                   Appendix A
                            Sample DRUG RESEARCH PLAN

1.    Target Identification (HGS Sequence ID#)

2.    Rationale

            -     Brief description of hypothesis
            -     Brief summary of supporting biological data on target
            -     Expected Indications for Product

3.    Status of full length cloning and expression

            -     Nucleotide sequence encoding Target (as available)

4.    Patent status

5. Estimated date for the start of small molecule screening. (No description of the screen is required.)

6.    Chemical optimization

            -     No details required
            -     Estimated date of start (can be updated)


7.    Plan updates if and when a potential development compound is identified

            - R&D Product (compound) code #/INN name/generic name (when available)
            -     Notification when a compound enters preclinical development
            -     Notification when a compound enters clinical development
            -     Notification when regulatory approvals are sought